EXHIBIT 99.1

NEWS RELEASE

Contact:	Cory Olson Senior Vice President and Treasurer (214) 303-3645

P.I. Aquino Assistant Treasurer (214) 303-3437

DEAN FOODS COMPANY ANNOUNCES RECORD SECOND QUARTER RESULTS

Pro Forma Diluted Earnings Per Share Up 10% to $0.56,
In Line with Previously-Stated Expectations of $0.55-$0.56

     DALLAS, August 7, 2003 — Dean Foods Company (NYSE: DF) today announced record results for the quarter ended June 30, 2003. Net income for the second quarter totaled $83.8 million, compared with $73.2 million in the second quarter of 2002. Diluted earnings per share were $0.54, compared with $0.48 per share in the second quarter of 2002. Second quarter net sales totaled $2.2 billion in 2003, a decline of 3% over the second quarter of 2002, due primarily to lower raw material costs that are passed on to customers in the form of lower selling prices.

     On a pro forma basis (as defined below), diluted earnings per share for the second quarter totaled $0.56, an increase of 10% compared with pro forma earnings of $0.51 per share in last year’s second quarter. Dean Foods noted that its second quarter pro forma earnings were in line with its announced target of $0.55 to $0.56 per share, on a split-adjusted basis. Pro forma net income for the second quarter grew 11% to $85.6 million compared with pro forma net income of $77.3 million in the second quarter of 2002.

     “We are pleased with our performance and delivered earnings per share at the high end of our previously-stated guidance,” said Gregg Engles, chairman and chief executive officer. “Our Dairy Group and Specialty segments continued to turn in outstanding results, and our strategic brand portfolio continues to grow at an impressive rate.”

     The company reported second quarter operating income of $184.5 million versus $178.4 million in the second quarter of 2002. Pro forma operating income totaled $187.5 million, an increase of 2% over pro forma operating income of $183.6 million in the second quarter of 2002. Pro forma second quarter 2003 operating income margins were 8.44%, an increase of 44 basis points versus the pro forma results from the second quarter of last year. Operating income margin improvement was due primarily to improved results in the Dairy Group and Specialty Foods segments, offset by a decline in Morningstar margins due primarily to increased investment behind the company’s strategic brands. The company’s strategic brand portfolio includes Silk® and Sun Soy® soymilk, International Delight® and Land O Lakes ® coffee creamers, Hershey’s® milks and milkshakes, Land O Lakes Dairy Ease®, Folgers® Jakada® single-serve chilled coffee and milk beverages, Marie’s® dips and dressings and Dean’s® dips.

     Long-term debt at June 30, 2003 was approximately $2.8 billion, including $175.5 million due within one year that is reported as part of current liabilities. At the end of the quarter, approximately $667 million of the company’s $2.7 billion bank facility was available for future borrowings.

STOCK SPLIT AND TIPES CONVERSION

     On June 9, Dean Foods completed a three-for-two common stock split. All of the per share information in this release has been adjusted to reflect the split.

     As of June 23, the company completed the redemption of its $600 million Dean Capital Trust 5 1/2% Trust Issued Preferred Equity Securities (TIPES), successfully converting over 99% into common stock.

ACQUISITIONS AND DIVESTITURES

     In June 2003, Dean Foods completed the acquisition of Melody Farms, based in Livonia, Mich. With annual sales of approximately $116 million, Melody Farms is a leading processor and distributor of dairy products in the Michigan marketplace and operates under the brand names of Melody Farms®, Stroh’s®, Mooney’s®, Nafzinger’s® and Sealtest®.

     On June 30, Dean Foods announced that it had signed a definitive agreement to purchase Horizon Organic Holdings Corp. for $24 per share and assume approximately $40 million in debt. In 2002, Horizon Organic reported revenues of approximately $187 million, and in April 2003, the company announced that it had reached a milestone of $200 million in annual sales. The transaction is subject to approval by Horizon Organic’s shareholders and expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act. The companies continue to expect the transaction to close in the fourth quarter of 2003.

     At the end of July, Dean Foods completed the sale of Morningstar Foods’ frozen whipped topping and frozen creamer business based in Arlington, Tenn., to Rich Products Corporation. In 2002, the divested business had sales of approximately $55 million, and cash proceeds from the sale totaled $91 million. The sale of the frozen business is approximately 5 cents dilutive to earnings per share on an annual basis. However, the company noted that due to its significant seasonality, approximately 4 cents of the dilution from the sale of this business will be reflected in the balance of 2003.

     The company noted that the anticipated accretion from the acquisition of Melody Farms and the pending acquisitions of Horizon Organic and Kohler Mix Specialties is expected to offset the dilutive impact of the frozen business divestiture in 2004. As a result, the net effect of all these transactions is expected to be neutral to earnings in 2004. However, because the pending Horizon Organic and Kohler acquisitions are not expected to occur until late 2003, the pre-whip topping divestiture is expected to be dilutive to the third and fourth quarters of 2003.

     “As we create a world-class food and beverage company, we continue to sharpen our focus and look at acquisitions and divestitures that make strong strategic sense for our business,” said Engles. “This quarter’s announced acquisitions and divestiture have the effect of redeploying our resources into those areas where we have the greatest competitive advantage and opportunity.

     “Melody Farms is a valuable tuck-in acquisition for our Dairy Group and reflects our commitment to continue to build our core business. With the acquisition of Horizon Organic, we will add the leading organic milk brand in the U.S. and the U.K. to our portfolio. In our Silk and Horizon Organic brands, we will have the nation’s number one and number two organic brands. With aggregate 2003 sales of approximately $475 million and growing rapidly, Silk and Horizon Organic, both based in Boulder, Colorado, will form the basis of a powerful wellness platform from which we intend to build a family of innovative, value-added and better-for-you products,” Engles continued.

OUTLOOK

     The company re-affirmed its 12-14% growth expectations for 2003, before adjusting for the dilutive effect of the sale of Morningstar’s frozen business. “We expect 2003 earnings to be in the range of $2.03 to $2.07 per share, which reflects our earlier guidance of $2.07 to $2.11 per share, reduced by 4 cents for the dilution of the sale of the frozen business,” Engles said.

     “Rising raw milk prices in the coming months have been incorporated into our outlook for the year, and we are confident we will manage through this environment effectively,” continued Engles. “We anticipate third quarter earnings will be in the range of $0.51 to $0.53 per share, and we expect to deliver $0.54 to $0.56 per share in the fourth quarter. We have accomplished a great deal so far this year and remain enthusiastic and committed to increasing shareholder value at Dean Foods.”

SECOND QUARTER RECONCILIATION OF PRO FORMA RESULTS WITH GAAP RESULTS

     For the second quarter of 2003, the pro forma results reported above differ from the company’s results under Generally Accepted Accounting Principles (GAAP) by excluding a $3.0 million charge ($1.9 million net of income tax) related primarily to closing an ice cream plant in Hawaii.

     For the second quarter of 2002, the pro forma results reported above differ from the company’s results under GAAP by excluding $5.3 million of restructuring charges ($3.3 million net of income tax) related to closing a Dairy Group plant in Vermont and a distribution center in Virginia, as well as a $0.8 million net loss related to discontinued operations in Puerto Rico.

     Pro forma results are provided in order to allow investors to make meaningful comparisons of Dean Foods’ operating performance between periods and to view the company’s business from the same perspective as the company’s management. A reconciliation table between diluted earnings per share calculated according to GAAP and pro forma diluted earnings per share (as defined above) is attached.

SEGMENT RESULTS

     Dairy Group net sales for the second quarter totaled $1.7 billion, a decline of 4% from $1.8 billion in the second quarter of 2002. The second quarter sales decline was due primarily to lower raw material costs that are passed on to customers in the form of lower selling prices.

     Dairy Group pro forma operating income in the second quarter improved 16% to $165.4 million, and pro forma operating margins increased 169 basis points to 9.61% of sales, due primarily to lower raw milk costs and realized synergies. The second quarter average Class I mover, which is an indicator of the company’s Class I raw milk prices, was $9.70 per hundred-weight in the second quarter of 2003, a 14% decline versus last year.

     Morningstar/White Wave net sales in the second quarter totaled $262.9 million, down 0.3% compared to last year. Strong results at White Wave offset the previously-announced termination of the Nestle co-packing business at Morningstar; lower selling prices due to the decline in raw material costs; and increased couponing, slotting and market development spending for Morningstar’s strategic brands, which under GAAP are recorded as a reduction to sales.

     Pro forma operating income in the second quarter for Morningstar/White Wave was $10.5 million, and pro forma operating margins were down 768 basis points to 4.01%, in line with the company’s previously-

announced expectations for heavy spending against its strategic brands. Most of the decline in the segment’s margin is attributable to increased year-over-year brand spending at Morningstar and White Wave, partially offset by operating improvements at White Wave.

     Specialty Foods’ net sales totaled $175.7 million, a decline of 1% over the prior year second quarter, and operating income was $27.0 million, an increase of 7%. Second quarter operating income margin increased 108 basis points to 15.38%.

RESULTS FOR SIX MONTHS ENDED JUNE 30, 2003

     The company’s net sales declined 3% to $4.4 billion for the six months ended June 30, 2003, compared with $4.5 billion during the first six months of 2002. The decline is due primarily to lower raw material costs in the first half of the year that are passed on to customers in the form of lower selling prices. Net income for the first half of the year totaled $147.0 million, compared with $43.6 million in 2002. Diluted earnings per share for the six months ended June 30, 2003 totaled $0.97, compared with $0.33 in the first six months of 2002.

     Pro forma net income for the six months (as defined below) totaled $147.8 million, an increase of 11% over $132.7 million last year. Pro forma diluted earnings per share for the first six months of 2003 totaled $0.98, an increase of 11% compared with $0.88 in the first six months of 2002.

     The company reported operating income for the period ended June 30, 2003 of $341.4 million versus $324.2 million in 2002, an increase of 5%. Pro forma operating income for the first six months of 2003 totaled $342.8 million, an increase of 4% over pro forma operating income of $330.7 million last year. Pro forma operating income margins for the six months were 7.85%, an increase of 54 basis points versus the pro forma results of the prior year’s first six months.

SIX MONTH RECONCILIATION OF PRO FORMA RESULTS WITH GAAP RESULTS

     For the six months ended June 30, 2003 the pro forma results reported above differ from the company’s results reported under GAAP by excluding restructuring charges of $1.3 million ($0.8 million net of income tax) related to plant closings.

     For the first six months of 2002, the pro forma results reported above differ from the company’s 2002 results reported under GAAP by excluding the following: $6.5 million ($4.0 million net of income tax) in plant closing charges; $0.1 million net loss from discontinued operations; and a one-time total charge of $85.0 million, net of income tax, related to the write-down of certain trademarks and goodwill due to the implementation of Financial Accounting Standard (FAS) 142, “Goodwill and Other Intangible Assets.”

     Pro forma results are provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. A reconciliation table between earnings per share calculated according to GAAP and pro forma earnings per share (as defined above) is attached.

CONFERENCE CALL WEBCAST

     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at www.deanfoods.com.

ABOUT DEAN FOODS

     Dean Foods Company is one of the nation’s leading food and beverage companies. The company produces a full line of company-branded and private label dairy and dairy-related products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressings and soy milk. The company is also a leading manufacturer of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 36 U.S. states and Spain, and employs approximately 28,000 people.

     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the company’s projected earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results during 2003, including targeted sales, operating margins, earnings per share and cash flow depends on a variety of economic, competitive and governmental factors, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including primarily consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)

# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		PRO FORMA[A]

	Three Months Ended		Three Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$2,222,572	$2,295,243	$2,222,572	$2,295,243
Cost of sales	1,621,419	1,694,786	1,621,419	1,694,786

Gross profit	601,153	600,457	601,153	600,457
Operating costs and expenses	413,662	416,814	413,662	416,814
Plant closing costs	3,025	5,269

Operating income	184,466	178,374	187,491	183,643
Interest expense & financing charges on preferred securities	50,110	59,298	50,110	59,298
(Earnings) loss from unconsolidated affiliates	17	(1,404)	17	(1,404)
Other (income) expense	(304)	744	(304)	744

Income from continuing operations before income taxes	134,643	119,736	137,668	125,005
Income taxes	50,854	45,706	52,020	47,725

Income from continuing operations	83,789	74,030	85,648	77,280
		(804)

Loss from discontinued operations
Net income	$83,789	$73,226	$85,648	$77,280

Basic earnings per share:
Income from continuing operations	$0.60	$0.55
Loss from discontinued operations		(0.01)

Net income	$0.60	$0.54	$0.61	$0.57

Basic average common shares (000’s)	139,477	135,075	139,477	135,075
Diluted earnings per share:
Income from continuing operations	$0.54	$0.49
Loss from discontinued operations		(0.01)

Net income	$0.54	$0.48	$0.56	$0.51

Diluted average common shares (000’s)	160,758	163,483	160,758	163,483

[A]	Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:
In the second quarter of 2003 pro forma results exclude plant closing costs. In the second quarter of 2002 pro forma results exclude plant closing costs and the results of discontinued operations.

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		PRO FORMA [B]

	Six Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$4,367,450	$4,521,463	$4,367,450	$4,521,463
Cost of sales	3,195,064	3,376,174	3,195,064	3,376,174

Gross profit	1,172,386	1,145,289	1,172,386	1,145,289
Operating costs and expenses	829,603	814,601	829,603	814,601
Plant closing costs	1,335	6,503

Operating income	341,448	324,185	342,783	330,688
Interest expense & financing charges on preferred securities	105,376	118,213	105,376	118,213
Earnings from unconsolidated affiliates	(179)	(1,807)	(179)	(1,807)
Other (income) expense	(771)	464	(771)	464

Income from continuing operations before income taxes	237,022	207,315	238,357	213,818
Income taxes	90,024	78,622	90,532	81,116

Income from continuing operations	146,998	128,693	147,825	132,702
Loss from discontinued operations		(108)

Net income before cumulative effect of accounting change	146,998	128,585	147,825	132,702
Cumulative effect of accounting change		(84,983)

Net income	$146,998	$43,602	$147,825	$132,702

Basic earnings per share:
Income from continuing operations	$1.09	$0.96
Loss from discontinued operations
Cumulative effect of accounting change		(0.64)

Net income	$1.09	$0.32	$1.10	$0.99

Basic average common shares (000’s)	134,908	134,199	134,908	134,199
Diluted earnings per share:
Income from continuing operations	$0.97	$0.86
Loss from discontinued operations
Cumulative effect of accounting change		(0.53)

Net income	$0.97	$0.33	$0.98	$0.88

Diluted average common shares (000’s)	160,073	162,725	160,073	162,725

[B]	Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:
In the first six months of 2003 pro forma results exclude plant closing costs and a gain on the disposition of a closed plant. In the first six months of 2002 pro forma results exclude plant closing costs, the results of discontinued operations, and the cumulative effect of accounting change related to the write-down of certain trademarks and goodwill due to the implementation of FAS 142, “Goodwill and Other Intangible Assets”.

DEAN FOODS COMPANY

Earnings per Share Summary and Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

GAAP diluted earnings per share	$0.54	$0.48	$0.97	$0.33
Pro forma adjustments:
Plant closing costs	0.02	0.02	0.01	0.02
Loss from discontinued operations		0.01
Cumulative effect of accounting change [C]				0.53

Pro forma diluted earnings per share	$0.56	$0.51	$0.98	$0.88

[C]	Cumulative effect of accounting change in 2002 related to the write-down of certain trademarks and goodwill due to the implementation of FAS 142, “Goodwill and Other Intangible Assets”.

Segment Information
(Dollars in thousands)

	GAAP		Pro Forma [D]
	Three Months Ended June 30,		Three Months Ended June 30,

	2003	2002	2003	2002

Revenue
Dairy Group	$1,720,705	$1,798,715	$1,720,705	$1,798,715
Morningstar Foods/White Wave	262,898	263,796	262,898	263,796
Specialty Foods	175,676	177,363	175,676	177,363
Corporate / Other	63,293	55,369	63,293	55,369

Consolidated	$2,222,572	$2,295,243	$2,222,572	$2,295,243

Operating Income
Dairy Group	$162,345	$137,138	$165,370	$142,407
Morningstar Foods/White Wave	10,538	30,835	10,538	30,835
Specialty Foods	27,018	25,367	27,018	25,367
Corporate / Other	(15,435)	(14,966)	(15,435)	(14,966)

Consolidated	$184,466	$178,374	$187,491	$183,643

	GAAP		Pro Forma [E]
	Six Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Revenue
Dairy Group	$3,404,374	$3,576,218	$3,404,374	$3,576,218
Morningstar Foods/White Wave	502,146	502,376	502,146	502,376
Specialty Foods	338,614	338,578	338,614	338,578
Corporate / Other	122,316	104,291	122,316	104,291

Consolidated	$4,367,450	$4,521,463	$4,367,450	$4,521,463

Operating Income
Dairy Group	$300,711	$263,347	$302,046	$269,850
Morningstar Foods/White Wave	22,587	53,940	22,587	53,940
Specialty Foods	50,845	46,154	50,845	46,154
Corporate / Other	(32,695)	(39,256)	(32,695)	(39,256)

Consolidated	$341,448	$324,185	$342,783	$330,688

[D]	Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:
In the second quarter of both years, pro forma results exclude plant closing costs.

[E]	Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:
In the first six months of 2003 pro forma results exclude plant closing costs and a gain on the disposition of a closed plant. In the first six months of 2002 pro forma results exclude plant closing costs.

DEAN FOODS COMPANY

Condensed Balance Sheet
(Dollars in Thousands)

	June 30,	December 31,
ASSETS	2003	2002

Cash and cash equivalents	$28,003	$45,896
Other current assets	1,252,430	1,265,250

Total current assets	1,280,433	1,311,146
Property, plant & equipment	1,689,176	1,628,424
Intangibles & other assets	3,683,745	3,642,696

Total Assets	$6,653,354	$6,582,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$1,158,293	$1,268,143
Long-term debt	2,603,030	2,554,482
Other long-term liabilities	566,376	531,171
Mandatorily redeemable TIPES		585,177
Stockholders’ equity:
Common stock	1,550	1,330
Additional paid-in capital	1,513,380	979,113
Retained earnings	865,552	718,555
Other comprehensive income	(54,827)	(55,705)

Total stockholders’ equity	2,325,655	1,643,293

Total Liabilities and Stockholders’ Equity	$6,653,354	$6,582,266

DEAN FOODS COMPANY

Condensed Statement of Cash Flows
(Dollars in Thousands)

	Six Months Ended June 30,

Operating Activities	2003	2002

Net income	$146,998	$43,602
Depreciation and amortization	94,120	87,688
Income from unconsolidated affiliates	(179)	(1,807)
Cumulative effect of accounting change		84,983
Deferred income taxes	52,755	(17,044)
Changes in current assets and liabilities	(71,196)	84,192
Other	(5,529)	6,997

Net cash provided by continuing operations	216,969	288,611
Net cash used in discontinued operations		(1,216)

Net cash provided by operations	216,969	287,395
Investing Activities
Net additions to property, plant and equipment	(130,580)	(89,383)
Cash outflows for acquisitions	(52,048)	(214,900)
Net proceeds from divestitures		2,561
Proceeds from sale of fixed assets	5,170	2,122

Net cash used in continuing operations	(177,458)	(299,600)
Net cash used in discontinued operations		(2,313)

Net cash used in investing activities	(177,458)	(301,913)
Financing Activities
Proceeds from the issuance of debt	131,049	189,235
Repayment of debt	(107,745)	(242,102)
Issuance of common stock, net of expenses	64,277	51,209
Redemption of common stock	(142,565)
Other	(2,420)	(762)

Net cash used in financing activities	(57,404)	(2,420)
Decrease in cash and cash equivalents	(17,893)	(16,938)
Beginning cash balance	45,896	78,260

Ending cash balance	$28,003	$61,322